Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Telemynd, Inc. on Form 10/A Amendment No. 1 (File No. 001-38921) of our report, which includes an explanatory paragraph as to MYnd Analytics, Inc.’s ability to continue as a going concern, dated December 11, 2018, with respect to our audits of the consolidated financial statements of MYnd Analytics, Inc. as of September 30, 2018 and 2017 and for the years ended September 30, 2018 and 2017 appearing in the Information Statement of Telemynd Inc. included in this Registration Statement.

/s/ Marcum llp

Marcum llp

Costa Mesa, California

June 14, 2019